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                                                                   EXHIBIT 10.16
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, dated as of November 6, 2000 (hereinafter "Agreement"), by and between PSINet Inc. (hereinafter "the Company"), a New York corporation with its principal place of business located at 44983 Knoll Square, Ashburn, Virginia 20147 and Harry Hobbs (hereinafter "the Executive").

         WHEREAS, the Company has determined that it is in the best interests of the Company to delegate certain management responsibilities of the Company to the Executive;

         WHEREAS, the Executive is willing to provide his services as an employee of the Company for the inducements and on the terms and conditions set forth below in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT POSITION.


                  (a) POSITIONS AND DUTIES. The Company hereby employs the Executive to serve as Executive Vice President as well as President and Chief Operating Officer, PSINet International, and the Executive hereby accepts such employment in the capacity and subject to the terms and conditions hereinafter set forth. This position is a corporate officer position and, as an officer of the Company, the Executive must stand for election by the Company's Board of Directors (the "Board") each year of the Term (as defined in Section 2 hereof). The Executive shall have such powers, duties, authority, and responsibilities as are (i) consistent with such position,
                  (ii) assigned to such offices in the Company's By-laws, and
                  (iii) reasonably assigned to the Executive by the Chairman and Chief Executive Officer of the Company. The Executive accepts such employment and agrees to remain in the employ of the Company and provide management services to the Company, as determined by and under the direction of the Chairman and Chief Executive Officer

                  (b) LOCATION OF EMPLOYMENT. The principal place of employment of the Executive shall be Geneva, Switzerland until June 30, 2001, unless earlier terminated or otherwise modified pursuant to the terms of this Agreement. As of July 1, 2001, the principle place of employment of the Executive shall be in the greater Washington, D.C. area. The Executive shall be available to travel to the extent reasonably required to carry out the duties and responsibilities as Executive Vice President or President and Chief Operating Officer, PSINet International or as otherwise may be reasonably required by the business of the Company.

                  (c) MANAGEMENT RESPONSIBILITIES. The Executive shall at all times perform his responsibilities and duties with appropriate care and consistent with his position as may be assigned by the Chairman and Chief Executive Officer of the Company and shall at all times exercise reasonable judgment and discretion in the performance of such responsibilities and duties.

         2. TERM OF EMPLOYMENT. The initial term of the Executive's employment under this Agreement shall commence as of the date of this Agreement and shall terminate on the third anniversary hereof (the "Initial Term") subject to earlier termination as provided in Section 6. After the Initial Term, this Agreement shall be automatically extended each year for an additional one (1) year period (each, a "Renewal Term"). The Initial Term together with any Renewal Term are referred to herein collectively as the "Term."

         3. COMPENSATION.


                  (a) BASE SALARY. The Company shall pay the Executive a base salary at a rate of $360,000.00 per year beginning on the date hereof. Beginning on January 1, 2001 and January 1 of each subsequent year thereafter, the Executive's base salary shall be increased at a minimum by an amount equal to five percent (5%) of the Executive's then current base salary. The Executive's base salary shall be subject to additional increases at the discretion of the Chairman and Chief Executive Officer of the Company subject to the approval of the Compensation Committee of the Board (the "Compensation Committee"). The Executive's base salary shall be payable in such installments as the Company regularly pays its other salaried employees. All payments shall be


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                  subject to the deduction of payroll withholdings taxes and similar assessments as required by law or by further agreement with the Executive.

                  (b) PERFORMANCE BONUS. The Company will pay the Executive a bonus subject to the successful completion of the objectives established for the Executive's performance for each calendar year during the Term. The performance criteria will be issued separately by the Chairman and Chief Executive Officer of the Company with respect to each calendar year during the Term, and may be changed, with mutual fairness, from time to time as situations develop. The target bonus for the one-year period ending December 31, 2000 will be a total of up to $360,000.00. Separate criteria will be established for the Executive's entitlement for the year starting January 1, 2001. Bonuses in subsequent years during the Term will be at least equal to the amount of the bonus during the previous calendar year.

                  (c) ADJUSTMENT FOR DIFFERENTIAL TAX RATES. If necessary, while the Executive's principal place of employment is located in Geneva, Switzerland under this Agreement, the Company shall "gross up" the Executive's base and bonus compensation so that the Executive's after-tax compensation during his tenure as President and Chief Operating Officer, PSINet International, shall not be less than he would have had if stationed in the United States for such period and earning the identical compensation. In other words, if the combined relative personal tax rate on such compensation is increased by reason of the Executive's location in Switzerland, the Company shall increase the compensation such that the after-tax results to the Executive shall eliminate any loss in compensation otherwise caused by the increased tax rate.

                  (d) COLA. While the Executive's principal place of employment is located in Geneva, Switzerland under this Agreement, the Company shall pay to the Executive, if indicated by a Runzheimer or similar analysis of the differential cost of living between the metropolitan Washington, D.C. area and Geneva, Switzerland, a Cost of Living Adjustment (in the form of monthly additions to his base salary), not to exceed 15% of such salary.

                  (e) STOCK OPTIONS. On the first anniversary of the date of this Agreement and each subsequent anniversary date during the Term, the Company shall grant the Executive options to purchase 25,000 shares of the Company's common stock (the "Options") pursuant to the Company's Executive Stock Incentive Plan (the "Plan") or another option plan of the Company, such grant being subject to the terms of this Agreement and the Executive's continued employment at the time of the grant and evidenced by an option agreement in such form and under the terms and conditions set forth in the applicable plan.

                  (f) VESTING OF STOCK OPTIONS. In the event of (i) a Change in Control (as defined in Section 3(g) hereof); (ii) the termination of the Executive's employment by the Company for any reason other than for Cause (as defined in Section 6(c) hereof); or (iii) the termination of the Executive by the Company because of the Executive's death or disability, the Company shall immediately vest all of the unvested stock options the Executive has received prior to the date of the Change in Control or Date of Termination (as defined in Section 6(j) hereof), as applicable.

                  (g) CHANGE IN CONTROL. As used in this Agreement, "Change in Control" shall mean: (i) the shareholders of the Company approve an agreement for the sale of all or substantially all of the assets of the Company; or (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation (and the Company implements it), other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than eighty percent (80%) of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined below) acquires more than thirty percent (30%) of the combined voting power of the Company's then-outstanding securities; or (iii) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (1) the Company or (2) any corporation owned, directly or indirectly, by the Company or the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange


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                  Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities.

         4. FRINGE BENEFITS; AUTOMOBILE ALLOWANCE.

                  (a) During the Term, the Executive shall be entitled to the maximum benefits that are generally provided to all senior executives of the Company under any life insurance, group insurance, medical, retirement, pension or other employee benefit or incentive plans or pursuant to other arrangements or understandings (excluding any equity, equity option or equity bonus plans), so long as any such plan, benefit, arrangement or understanding remains generally available to all other senior executive officers of the Company.

                  (b) During the Term, the Company shall provide the Executive with a suitable automobile with the Company bearing all reasonably related costs (insurance, registration, leasing, fuel, and maintenance).

                  (c) During the Term, the Executive shall be entitled to financial and tax advice at the Company's expense through the Mason Companies up to a maximum amount of $7,000.00 per year.

                  (d) During the Term, the Executive shall be entitles to four
                  (4) weeks paid vacation each year which can accumulate to a maximum of six (6) weeks.

                  (e) While the Executive's principal place of employment is located in Geneva, Switzerland under this Agreement, the Company shall (1) reimburse the Executive up to $20,000.00 (per year) for the personal travel expenses of the Executive or his immediate family (wife and/or children) between Switzerland and the United States; (2) pay for a suitable rental unit for the Executive in or near Geneva, Switzerland, including all utilities, parking and related costs; (3) provide the Executive with mobile telephone service as well as home telephone lines to support the Executive's business requirements.

                  (f) The Company shall reimburse the Executive up to $100,000.00 ("Relocation Amount") for his reasonable moving, packing, and travel expenses (including reasonable travel by the Executive and his spouse to prospect for a home) incurred in connection with the Executive's relocation from Geneva, Switzerland to the greater Washington, D.C. area ("Relocation"). The Executive's "target" date for completing his Relocation to the greater Washington D.C. area shall be October 1, 2001. The Company agrees to provide the Executive with a gross up for income taxes due by the Executive for the Relocation Amount (the "Gross Up Amount"). In consideration of the Company paying said Relocation Amount and Gross Up Amount to the Executive, the Executive agrees that should he terminate his employment with the Company without Good Reason pursuant to Section 6(e) herein within two (2) years after the date of his Relocation or be terminated by the Company for Cause (as defined in Section 6(c) herein) within two (2) years after the date of his Relocation, the Executive shall pay the Company the Relocation Amount plus the Gross Up Amount within thirty (30) days of his Date of Termination with the understanding that the Relocation Amount and Gross Up Amount for which the Executive shall be liable will be reduced by one-twenty fourth (1/24th) for each full month of continuous employment after the date of his Relocation. If the Executive terminates its employment without Good Reason pursuant to
                  Section 6(e) herein at any time prior to his Relocation or is terminated by the Company for Cause (as defined in Section 6(c) herein) at any time prior to his Relocation, then the Executive is not entitled to any Relocation Amount or Gross Up Amount.

         5. EXPENSE REIMBURSEMENT. In addition to the compensation and benefits provided in Sections 3 and 4, the Company shall, upon receipt of appropriate documentation, reimburse the Executive for his reasonable travel, lodging, entertainment, and other ordinary and necessary business expenses incurred in the course of his duties on behalf of the Company during the Term.

         6. TERMINATION. The Term is subject to early termination as provided below:

                  (a) TERMINATION BY THE COMPANY BECAUSE OF THE EXECUTIVE'S DISABILITY. If at any time during the Term, the Company determines in good faith that the Executive has been unable, as a result of

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                  physical or mental illness or incapacity, to perform his
                  duties hereunder for a period of either (i) one hundred eighty
                  (180) consecutive days during any twelve-month period or (ii) ninety (90) consecutive days during any twelve-month period if the Executive's physical or mental illness or incapacity would reasonably be expected to continue for another consecutive ninety (90) day period after such initial ninety (90) day period, the Term may be terminated by the Company upon thirty
                  (30) days' written notice to the Executive. Should the Executive be terminated pursuant to this Section 6(a), he shall be entitled to Termination Payments as provided for in
                  Section 6(g).

                  (b) TERMINATION BY THE COMPANY BECAUSE OF THE EXECUTIVE'S DEATH. In the event that the Executive's death occurs prior to the expiration of the Term, the Term shall terminate as of the date of the Executive's death. Should the Executive be terminated pursuant to this Section 6(b), he shall be entitled to Termination Payments as provided for in Section 6(g).

                  (c) TERMINATION BY THE COMPANY FOR CAUSE. The Executive's employment may be terminated by the Company at any time for "Cause." In the event of a termination for Cause, all salary and benefits otherwise payable to the Executive shall cease immediately upon such termination. For purposes of this Agreement, the Company shall have Cause for termination of the Executive's employment under this Agreement by reason of (i) any breach by the Executive of his agreement not to compete or solicit pursuant to Section 7 hereof; (ii) any violation of Company policy which materially and adversely affects the business or reputation of the Company; (iii) any act or omission by the Executive constituting willful misconduct or gross negligence, (iv) the Executive's conviction of a felony (or a plea of guilty or NOLO CONTENDRE thereto); (v) the Executive's conviction of any other criminal action (or a plea of guilty or NOLO CONTENDRE thereto) that has or might reasonably be expected to have an adverse effect on the business or reputation of the Company or its subsidiaries;
                  (vi) the Executive's commission of an act of fraud; (vii) a material breach by the Executive of any provision of this Agreement which breach and the effects thereof remain uncured for a period of thirty (30) days after written notice, specifically identifying the breach, is given to the Executive by the Company (however, it being expressly understood that the Company need not provide any notice and may terminate the Executive immediately where the Company in good faith believes that the Executive's material breach is not curable within thirty (30) days); or (viii) the Executive's voluntary resignation without Good Reason and without having given the Company at least thirty (30) days prior written notice.

                  (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the employment of the Executive under this Agreement at any time without cause with thirty (30) days' prior written notice. Should the Executive be terminated pursuant to this
                  Section 6(d), he shall be entitled to Termination Payments as provided for in Section 6(g).

                  (e) TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his employment at any time without Good Reason (as that term is defined in Section 6(f)), provided that the Executive shall have given the Company at least thirty (30) days prior written notice of such termination. In the event of termination by the Executive without Good Reason, the Executive's salary and benefits shall continue during the notice period specified by the Executive and shall cease thereafter.

                  (f) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following occurrences but only if occurring within twelve (12) months after a Change in Control:

                           (i) the diminution or change, without the Executive's written consent, of his position, title, authority, duties or responsibilities as indicated in Section 1(a) hereof;

                           (ii) the Company requiring the Executive, without his written consent, to be based at any office or location or to relocate to any location other than the Company's headquarters which shall be located in the Washington, D.C. area;


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                           (iii)    any material breach by the Company of this
                                    Agreement which is not cured within thirty
                                    (30) days after notice is given to the
                                    Company in accordance with this Agreement.

         (G) TERMINATION PAYMENTS.

                  A. If the Executive's employment is terminated by the Company
         (1) without Cause pursuant to Section 6(d) or (2) because of the Executive's death or disability pursuant to Section 6(a) or (b) (each of the circumstances in Section 6(g)(A)(1) and (2) being known as a "Termination Event"), the Company shall provide the Executive (or, in the case of his death, his estate, heirs or legal representatives) the following (collectively, the "Termination Payments"), to be paid or given within thirty (30) days of the Date of Termination (except with respect to item (iii) below which will be granted and given in accordance with Section 3(f) herein):

                  (i) a lump sum representing (1) the Executive's monthly base salary as derived from the Executive's annual salary and giving effect to all annual increases thereto as provided in Section 3(a) herein, times the greater of (y) the number of months remaining in the current Term and (z) twenty four (24) months; and (2) all other accrued and unpaid amounts due to the Executive as of the Date of Termination (including, without limitation, accrued vacation pay and reimbursement of business expenses);

                  (ii) a lump sum representing all annual bonus amounts, as provided for in Section 3(b) hereof, calculated on the assumption that all performance criteria objectives would have been exceeded, such that the Executive would receive the maximum bonus established by the President and Chief Operating Officer of the Company to which the Executive would have been entitled had he remained employed by the Company for the longer of (y) the remainder of the current Term or (z) twenty-four (24) months after the Date of Termination; and

                  (iii)    the vested options provided in Section 3(f).

                  Moreover, should the Company terminate the Executive without Cause pursuant to Section 6(d) herein, the Executive shall be entitled to the immediate vesting of such number of options as are equal to the number which would have vested, ratably, monthly, had the Executive remained employed for the longer of the remainder of the current Term or twenty-four (24) months after the Date of Termination.

                  B. If the Executive terminates his employment for Good Reason as defined in Section 6(f) or a Termination Event occurs within twelve months after a Change in Control, the Executive is entitled to the Termination Payments as stated in Section 6(g)(A)(i) (ii) and (iii) above as well as the following:

                           (iv) continuation of all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to the Executive and/or his family, or such other more favorable benefits applicable to any senior executive officer of the Company, to which the Executive would have been entitled had he remained employed by the Company for the longer of (Y) the remainder of the current Term or (Z) twenty-four (24) months after the Date of Termination, with the exception of the car allowance as provided in Section 4(b) herein;

                           (v) Company contributions, to the extent permitted by applicable law, to a SEP-IRA, Keogh or other retirement mechanism reasonably selected by the Executive sufficient to provide the same level of retirement benefits the Executive would have received if he had remained employed by the Company for the longer of (Y) the remainder of the current Term or
                           (Z) twenty-four (24) months after the Date of Termination provided, however, that the Company shall make up the difference in cash payments directly to the Executive to the extent that applicable law would not permit it to make such contributions;


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                           C. In consideration of the Termination Payments
                  provided in this Section 6(g)(A) and (B), the Executive agrees to execute a termination of employment agreement under which the Executive agrees to fully release all claims against the Company.

                  (h) TAX PROVISIONS. In the event that any payments under this Agreement or any other compensation, benefit or other amount from the Company for the benefit of the Executive are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (including any applicable interest and penalties, the "Excise Tax"), no such payment ("Parachute Payment") shall be reduced (except for required tax withholdings) and the Company shall pay to the Executive by the earlier of the date such Excise Tax is withheld from payments made to the Executive or the date such Excise Tax becomes due and payable by the Executive, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this
                  Section 6(h) and Excise Tax upon the payment provided for by this Section 6(h)), shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. A Tax counsel chosen by the Company's independent auditors, provided such person is reasonably acceptable to the Executive ("Tax Counsel"), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify the Executive of its determination. The Company and the Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company's reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, the Executive shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay the Executive an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse the Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 6(h) and an amount equal to the tax on such amounts at the Executive's Tax Rate. For the purposes of the foregoing, "Tax Rate" means the Executive's effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive, all at the highest marginal rate of taxation in the country and state of the Executive's residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

                  (i) NOTICE OF TERMINATION. Any termination of the Executive's employment during the Term by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
                  (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if applicable, specifies a termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.


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                  (j) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" means (i) if the Executive's employment is terminated by reason of death, the date of death; or (ii) if the Executive's employment is terminated under any other circumstances, the date of receipt of the Notice of Termination by the party being so notified or any later date specified therein. For purposes of this Agreement, the Executive will be deemed to be employed through the end of the calendar day on the Date of Termination.

         7. COVENANTS OF EXECUTIVE

                  (a) COVENANT NOT TO COMPETE. In consideration of the Executive's employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive agrees that, so long as the Executive is employed by the Company under this Agreement and for a period of twelve (12) months following the termination of such employment (but only if the Company has elected to enforce the restriction), the Executive shall not, without the prior written consent of the Company, either for the Executive or for any other person, firm or corporation, own, manage, operate, control, be employed by, participate in or be associated in any manner with the ownership, management, operation or control of any business providing Internet-related, E-commerce, web-hosting, network or communication services competitive with the Company as of the Date of Termination or within six (6) months thereafter. The foregoing shall in no event restrict the Executive from:
                  (i) writing or teaching, whether on behalf of for-profit, or not-for-profit institution(s); (ii) investing (without participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) after termination of employment, becoming employed by a hardware, software or other vendor to the Company, provided that such vendor does not offer Internet-related, E-commerce, web-hosting, network or communication services that are competitive with the services offered by the Company as of the Date of Termination or within six (6) months thereafter.

                  (b) NONSOLICITATION. In consideration of the Executive's employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive agrees that, so long as the Executive is employed by the Company under this Agreement and for a period of eighteen (18) months following the termination of such employment, the Executive agrees not to hire, solicit, nor attempt to solicit for himself or any third party, the services of any employee or subcontractor of the Company or any of the Company's subsidiaries or affiliates without the Company's prior written consent; provided, however, that the Executive is not prevented from employing such person who contacts the Executive on his or her own initiative and without any direct or indirect solicitation by the Executive.

                  (c) BREACH/THREATENED BREACH. The Executive may request permission from the Company's Board of Director's to engage in activities which would otherwise be prohibited by Section 7(a) or (b). The Company shall respond to such request within thirty (30) days after receipt. The Company shall notify the Executive in writing if it becomes aware of any breach or threatened breach of any of the provisions in Section 7(a) or
                  (b), and the Executive shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that the Executive is able to do so. The Executive and the Company acknowledge that any breach or threatened breach by the Executive of any of the provisions in
                  Section 7(a) or (b) above cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such 30-day period, the Company may pursue injunctive relief for any such breach or threatened breach. If a court of competent jurisdiction determines that the Executive breached any of such provisions, the Executive shall not be entitled to any Termination Payments from and after date of the breach. In such event, the Executive shall promptly repay any Termination Payments previously made plus interest thereon from the date of such payment(s) at 12% per annum. If, however, the Company has suspended making such Termination Payments and a court of competent jurisdiction finally determines that the Executive did not breach such provision or determines such provision to be unenforceable as applied to the Executive's conduct, the Executive shall be entitled to receive any suspended Termination Payment, plus interest thereon from the date when due at 12% per annum. The Company may elect (once) to continue paying the Termination Payments before a final decision has been made by the court.


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                  (d) OWNERSHIP OF WORK PRODUCt. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. The Executive automatically assigns, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  (e) EQUITABLE RELIEF. The Executive acknowledges and agrees that the covenants and obligations of Executive contained in
                  Section 7 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable harm and injury for which adequate remedies at law are not available. The Executive therefore agrees that the Company need not prove actual damages in order to obtain injunctive relief, a restraining order, an order of specific performance or any other equitable relief (together, "Equitable Relief") with respect to any of Executive's obligations under Section 7. The Executive hereby waives any claim or defense therein that the Company has an adequate remedy at law or that money damages would provide an adequate remedy. It shall, however, be the option of the Company whether or not to seek Equitable Relief.

         8. REPRESENTATIONS AND WARRANTIES.

                  (a) THE COMPANY. The Company hereby represents and warrants to the Executive as follows:

                           (i) the Company is duly organized, validly existing and in good standing under the laws of the State of New York;

                           (ii) this Agreement has been duly authorized, executed and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity whether considered in a suit at law or in equity; and

                           (iii) the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not violate any agreement to which the Company is a party.

                  (b) EXECUTIVE. The Executive hereby represents and warrants to the Company as follows:

                           (i) this Agreement has been duly executed and delivered by the Executive and will constitute the legal, valid and binding obligation of the Executive, enforceable against the Executive in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity whether considered in a suit at law or in equity;

                           (ii) the execution and delivery of this Agreement by Executive, the performance by the Executive of his obligations hereunder and the consummation by the Executive of the transactions contemplated hereby will not violate any agreement to which he is a party; and

                           (iii) the Executive has made such investigations of the business and properties of the Company as he deems necessary or appropriate before entering into this Agreement.


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         9. TRANSFERABILITY.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

                  (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume in writing and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise. A failure of the Company to cause a successor to assume this Agreement in any such transaction shall be a breach of this Agreement by the Company.

         10. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the date of this Agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         11. FULL SETTLEMENT; MITIGATION, COSTS AFTER A CHANGE IN CONTROL. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. In addition, following a Change in Control only, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Notwithstanding any other provisions in this Agreement to the contrary, in the event that, following a Change in Control, any successor in interest to the Company unsuccessfully contests and/or challenges any of the Executive's rights under this Agreement, then the successor in interest to the Company shall pay the Executive's reasonable attorney's fees and costs incurred in such contest or challenge.

         12. NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         13. ARBITRATION. With the exception of disputes arising under Section 7 hereof, any dispute arising under this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be rendered in any court having jurisdiction thereof. Arbitration hereunder shall be by a single arbitrator appointed by agreement of the parties. The parties shall agree that any arbitration award shall be final and binding on the parties. Except as stated otherwise in Paragraph 11 of this Agreement, each party shall bear its own costs and attorneys' fees associated with the arbitration.

         14. SEVERABILITY. The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding, and enforceable, then such provision will be stricken from


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this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

         15. ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains and its terms constitute the entire agreement of the parties and supersedes all prior agreements regarding the subject matter herein. This Agreement supersedes and replaces any prior or contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written regarding the subject matter herein. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement of such amendment or modification is sought.

         16. NOTICES. All notices required to be given or which may be given under this Agreement shall be in writing, delivered in accordance with one or more of the following and deemed received upon the earlier of (i) when it is personally delivered to the party, (ii) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested, (iii) two (2) days after having been sent via overnight delivery by a recognized overnight delivery service or (iv) one (1) day after having been sent via facsimile transmission, in each case addressed to the party intended to be notified at the address of such party as set forth in the records of the Company or such other address as such party may designate in writing to the other.

         17. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

         18. SURVIVAL. All provisions which may reasonably be interpreted or construed to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

         19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.

         20. EXECUTION. This Agreement shall be deemed effective upon the execution by the Company and the Executive.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as the date first written above.


         Executive:

         /s/ HARRY G. HOBBS
         -----------------------
         Harry Hobbs

         PSINet Inc. ("Company"):

         By: /s/ WILLIAM L. SCHRADER
            -------------------------
         Title: Chairman and Chief Executive Officer


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